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                                                                     EXHIBIT 10y


Description of Changes in Compensation for Outside Directors of Bell Atlantic


On August 14, 1997, the merger of a subsidiary of Bell Atlantic Corporation (the "Corporation") with a subsidiary of NYNEX Corporation was culminated, and, on that date, the Board of Directors of the Corporation (the "Board") approved certain plan amendments and changes to administrative policies with respect to the compensation plans and programs for non-employee members of the Board ("Outside Directors").

Effective July 1, 1997, the retainer fee which shall be payable to Outside Directors shall be $30,000 per annum, payable quarterly, commencing with the payment in July 1997 for the third quarter of 1997. The meeting fee which shall be payable to Outside Directors shall be $1,500 per meeting of the Board or any committee of the Board which the Outside Director attends, commencing immediately.

Each Outside Director who theretofore was a director of NYNEX Corporation immediately ceased to receive any compensation under the NYNEX Non-Employee Director Retainer Stock Plan, and each such Director shall instead participate in the Bell Atlantic Stock Compensation Plan for Outside Directors. For 1997, in lieu of the grant of stock options on 1,000 shares of the Corporation's stock which is generally granted to a new Outside Director under the plan, the Board granted to each such Director stock options on 1,250 shares of the Corporation's stock, with an exercise price equal to the fair market value of the Corporation's stock.